Exhibit 99.1

For Immediate ReleaseContact:

Fitzhugh Taylor

(203) 682-8261

ftaylor@icrinc.com

Ruth’s Hospitality Group, Inc. Announces Appointment of Marie L. Perry

to the Company’s Board of Directors

WINTER PARK, Fla.—(BUSINESS WIRE)—August 24, 2018—Ruth’s Hospitality Group, Inc. (“RHGI” or the “Company”) (NASDAQ: RUTH) announced today that Marie L. Perry has been appointed to serve as an independent member of the Board of Directors effective immediately.  With her appointment, the Board will be comprised of eight members, six of whom are independent.  Ms. Perry will stand for election by vote of the shareholders at the Company’s next annual meeting.

Ms. Perry is Chief Financial Officer, Executive Vice President and Chief Administrative Officer of Jamba, Inc. (“Jamba Juice”), an operator of healthful living company and franchise-owned stores offering freshly blended whole fruit and vegetable smoothies, bowls, juices, cold-pressed shots, boosts, snacks, and meal replacements.  She has served in this role since August 2016 and served as Jamba Juice’s Executive Vice President, Finance, from May 2016 to August 2016. From 2003 to 2016, Ms. Perry held roles leading all aspects of the finance team at Brinker International, Inc. including having served as interim CFO during a 12-month period, and most recently, serving as Senior Vice President, Controller and Treasurer. Ms. Perry also held senior finance and accounting roles at American Airlines and KPMG.  She is a certified public accountant.

“Marie’s experience as a public company chief financial officer and the diversity of her skills will make her a valuable member of our Board.  We are confident she will make great contributions to the Company and we welcome her to our Board” said Michael O’Donnell, Executive Chairman of RHGI.

About Ruth’s Hospitality Group, Inc.

Ruth's Chris Steak House was founded by Ruth Fertel 50 years ago in New Orleans, Louisiana. Ruth had a recipe for everything – from how to prepare her signature sizzling steaks to how to treat her guests. This timeless formula is a testament to how one neighborhood eatery has become the largest collection of upscale steak houses in the world, with over 150 restaurant locations around the globe. Ruth's Chris remains true to its heritage, helping guests make their best memories on 500-degree sizzling plates. This is how it's done.

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth's Hospitality Group, Inc. please visit www.rhgi.com.